                                                                    EXHIBIT 23.1


The Board of Directors
Fresh America Corp.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-35019 and 333-3714) on Form S-8 of Fresh America Corp. of our report dated February 23, 2001, except as to Note 5 which is as of September 5, 2001 relating to the consolidated balance sheets of Fresh America Corp. and subsidiaries as of December 29, 2000 and December 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 29, 2000, which report appears in the December 29, 2000 annual report on Form 10-K of Fresh America Corp.



                                                              KPMG LLP

Dallas, Texas
September 10, 2001